Exhibit 10.17

November 9, 2025

SEALCOIN AG

and

WISESAT.SPACE CORP

SOFTWARE-AS-A-SERVICE AGREEMENT

BY AND BETWEEN :

(1)	SEALCOIN AG, a Swiss limited liability company with offices located at General-Guisan-Strasse 6, 6300 Zug, Switzerland (“Provider”) ;

AND

(2)	WISESAT.SPACE CORP, a company incorporated and registered in the British Virgin Islands under Company No. 20250617 (“Client”).

Client and Provider are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS :

(A)	Provider owns the SEALCOIN agent and platform, a platform designed to enable and empower devices within the Internet of Things (IoT) ecosystem to autonomously transact and manage service-for payment exchanges, including token transactions (the “Platform”);

(B)	Client operates a constellation of satellites offering space to device communications and secured transactions (the “Business”);

(C)	Client desires to offer to its customers and end-users access to the Platform to enable device transactions in connection with services offered by Client in the context of the Business; and

(D)	Client wishes to obtain, and Provider is willing to grant, the right to securely register Client’s satellites within the Platform to the benefit of Client’s customers and end-users on the terms and conditions set out in this agreement (the “Agreement”).

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Definitions.

“Affiliate” means (i) with respect to Client any person that, directly or indirectly, through one or more intermediaries is controlled by Client, and (ii) with respect to Provider any person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with Provider, other than Client and its Affiliates. The term “controlled” for purposes of this Agreement means the direct or indirect ownership of more than fifty percent (50%) of the voting rights of a person., Affiliates With respect to Provider, Affiliates should not include WISeKey International.

“Aggregated Statistics” means data and information related to Authorized Users’ use of the Services that is used by Provider in an aggregate and anonymized manner, including to compile statistical and performance information related to the provision and operation of the Services.

“Authorized Users” means Client’s customers and end-users designated by Client to Provider in connection with the Business.

“Documentation” means Provider’s user manuals, handbooks, and guides relating to the Services provided by Provider to Client either electronically or in hard copy form/end user documentation relating to the Services.

“Effective Date” means the execution date of this Agreement.

“Third-Party Products” means any third-party products and services provided with or incorporated into the Services, including those defined in Exhibit A as of the Effective Date.

“User Data” means, other than Aggregated Statistics, information, data, and other content, in any form or medium, that is submitted, posted, or otherwise transmitted by or on behalf of Client or an Authorized User through the Services.

2. Services and Platform Access.

2.1 Subject to the terms and conditions of this Agreement, during the Term, Provider will provide the following services to Client (the “Services”):

-	Client shall have access to the Platform to register its satellites within the Platform, such that Authorized Users can enter into device transactions in connection with the services offered by Client in the context of the Business.

-	provided Client has designated an Authorized User to Provider, Provider shall allow such Authorized User to register on the Platform.

2.2 Provider grants Client a non-exclusive, non-transferable, non-sublicensable limited license during the Term to access the Services and Documentation.

2.3 Client shall not use the Services for any purposes beyond the scope of the access granted in this Agreement. Client shall not at any time, directly or indirectly (i) copy, modify, or create derivative works of the Platform or Documentation, in whole or in part; (ii) rent, lease, lend, sell, license, sublicense, assign, distribute, publish or transfer, the Platform or Documentation; (iii) reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to any software component of the Platform, in whole or in part; or (iv) remove any proprietary notices from the Platform or Documentation.

2.4 Provider reserves all rights not expressly granted to Client in this Agreement. Except for the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to Client or any third party any intellectual property rights or other right, title, or interest in or to the Platform.

2.5 Notwithstanding anything to the contrary in this Agreement, Provider may temporarily suspend Client’s and any Authorized User’s access to any portion or all of the Services if: (i) Provider reasonably determines that (A) there is a threat or attack on the Platform; (B) Client’s or any Authorized User’s use of the Services disrupts or poses a security risk to the Platform; (C) Client, or any Authorized User, is using the Services for fraudulent or illegal activities; (D) subject to applicable law, Client has ceased to continue its business in the ordinary course, made an assignment for the benefit of creditors or similar disposition of its assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution, or similar proceeding; or (E) Provider’s provision of the Services to Client or any Authorized User is prohibited by applicable law; or (ii) any provider of Third Party Products has suspended or terminated Provider’s access to or use of any Third Party Products (any such suspension, a “Service Suspension”). Provider shall use commercially reasonable efforts to provide written notice of any Service Suspension to Client and to provide updates regarding resumption of access to the Services following any Service Suspension. Provider shall use commercially reasonable efforts to resume providing access to the Services as soon as reasonably possible after the event giving rise to the Service Suspension is cured. Provider will have no liability for any damage, liabilities, losses (including any loss of data or profits), or any other consequences that Client or any Authorized User may incur as a result of a Service Suspension.

2.6 Notwithstanding anything to the contrary in this Agreement, Provider may monitor the use of the Services and collect and compile Aggregated Statistics. As between Provider and Client, all right, title, and interest in Aggregated Statistics, and all intellectual property rights therein, belong to and are retained solely by Provider. Client acknowledges that Provider may compile Aggregated Statistics based on User Data input into the Services. Client agrees that Provider may (i) make Aggregated Statistics publicly available in compliance with applicable law, and (ii) use Aggregated Statistics to the extent and in the manner permitted under applicable law.

3. Client Responsibilities.

Client is not responsible and liable for use of the Platform by Authorized Users, and no act or omission by an Authorized User will constitute a breach of this Agreement by Client.

4. Fees.

In consideration for the provision of the Services, Provider will be remunerated solely through a fee to be paid by each Authorized User corresponding to a percentage of the total value of any and all token transactions concluded by such Authorized User on the Platform. Such fee and its payment terms will be publicly available to Authorized Users in the Platform’s dedicated proprietary token contract. For avoidance of doubt, each Authorized User shall be solely responsible for all fees associated with such Authorized User.

5. Confidentiality.

5.1 In connection with this Agreement, each Party (the “Disclosing Party”) may disclose or make available Confidential Information to the other Party (the “Receiving Party”). Subject to 5Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party’s or any of its and its Affiliates’ directors, officers, employees, agents and advisors (“Representatives”) noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that, to the Receiving Party’s knowledge, was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) the Receiving Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information., “Confidential Information” means information in any form or medium (whether oral, written, electronic, or other) that the Disclosing Party considers confidential or proprietary, including information consisting of or relating to the Disclosing Party’s technology, trade secrets, know-how, business operations, plans, strategies, customers and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations, whether or not marked, designated, or otherwise identified as “confidential.” Without limiting the foregoing: (a) the Platform and Documentation are the Confidential Information of Provider; and (b) the terms and existence of this Agreement are the Confidential Information of each of the Parties.

5.2 Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party’s or any of its and its Affiliates’ directors, officers, employees, agents and advisors (“Representatives”) noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that, to the Receiving Party’s knowledge, was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) the Receiving Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

5.3 As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall during the Term and for 2 years thereafter:

-	not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

-	except as may be permitted under the terms and conditions of 6If the Receiving Party or any of its Representatives is compelled by applicable law to disclose any Confidential Information then, to the extent permitted by applicable law, the Receiving Party will: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy or waive its rights under 5As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall during the Term and for 2 years thereafter: ; and (b) provide reasonable assistance to the Disclosing Party, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this 6Error! Not a valid bookmark self-reference., the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party will disclose only that portion of the Confidential Information that, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, on the Disclosing Party’s request, will use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment., not disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations; and (iii) are bound by confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section Confidentiality.;

-	safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care; and

-	ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ non-compliance with, the terms of this Section Confidentiality..

5.4 Notwithstanding any other provisions of this Agreement, the Receiving Party’s obligations under this Section 5 with respect to any Confidential Information that constitutes a trade secret under any applicable law will continue until such time, if ever, as such Confidential Information ceases to qualify for trade secret protection under one or more such applicable laws other than as a result of any act or omission of the Receiving Party or any of its Representatives.

5.5 If the Receiving Party or any of its Representatives is compelled by applicable law to disclose any Confidential Information then, to the extent permitted by applicable law, the Receiving Party will: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy or waive its rights under 5As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall during the Term and for 2 years thereafter: ; and (b) provide reasonable assistance to the Disclosing Party, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this 6Error! Not a valid bookmark self-reference., the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party will disclose only that portion of the Confidential Information that, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, on the Disclosing Party’s request, will use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

6. Intellectual Property Ownership.

Client acknowledges that, as between Client and Provider, Provider owns all right, title, and interest, including all intellectual property rights, in and to the Platform and, with respect to Third-Party Products, the applicable third-party providers own all right, title, and interest, including all intellectual property rights, in and to the Third-Party Products.

7. Warranty Disclaimer Limitation of Liability.

7.1 THE SERVICES AND THE PLATFORM ARE PROVIDED “AS IS” AND PROVIDER HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. PROVIDER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. PROVIDER MAKES NO WARRANTY OF ANY KIND THAT THE SERVICES OR THE PLATFORM, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET CLIENT’S OR AUTHORIZED USERS’ REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR FREE.

7.2 IN NO EVENT WILL PROVIDER BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY: (a) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES; (b) INCREASED COSTS, DIMINUTION IN VALUE OR LOST BUSINESS, PRODUCTION, REVENUES, OR PROFITS; (c) LOSS OF GOODWILL OR REPUTATION; (d) USE, INABILITY TO USE, LOSS, INTERRUPTION, DELAY, OR RECOVERY OF ANY DATA, OR BREACH OF DATA OR SYSTEM SECURITY; OR (e) COST OF REPLACEMENT GOODS OR SERVICES, IN EACH CASE REGARDLESS OF WHETHER PROVIDER WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE. IN NO EVENT WILL PROVIDER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE EXCEED THE TOTAL AMOUNTS PAID TO PROVIDER BY AUTHORIZED USERS IN THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

8. Indemnification

8.1 Provider Indemnification. Provider shall indemnify, defend, and hold harmless Client and Client’s officers, directors, employees, agents, permitted successors and permitted assigns (each, a “Client Indemnitee”) from and against any and all Losses incurred by the Client Indemnitee resulting from any Action by a third party that the Platform or Services, or any use of thereof in accordance with this Agreement, infringes or misappropriates such third party’s intellectual property rights. This Section 8 does not apply to the extent that the alleged infringement arises from:

-	use of the Platform by Client or Authorized Users that can lead to a Service Suspension; or

-	events or circumstances outside of Provider’s commercially reasonable control.

8.2 Client Indemnification. Client shall indemnify, defend, and hold harmless Provider and its Affiliates, and each of its and their respective officers, directors, employees, agents, subcontractors, permitted successors and permitted assigns (each, a “Provider Indemnitee”) from and against any and all Losses incurred by Provider Indemnitee resulting from any Action by a third party:

-	relating to facts that, if true, would constitute a breach by Client of any covenant, or obligation under this Agreement;

-	relating to use of the Platform by Client or any of its Representatives that is outside the purpose, scope or manner of use authorized by this Agreement or the Documentation, or in any manner contrary to Provider’s instructions.

9. Term and Termination.

9.1 Term. The term of this Agreement commences as of the Effective Date and continues indefinitely, unless terminated earlier pursuant to any of the Agreement’s express provisions (the “Term”).

9.2 Termination. This Agreement may be terminated at any time:

-	by either Party, effective on written notice to the other Party, if the other Party materially breaches this Agreement and such breach: (i) is incapable of cure; or (ii) being capable of cure, remains uncured 30 days after the non-breaching Party provides the breaching Party with written notice of such breach;

-	by Provider, effective immediately, if Client: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay its debts as they become due; (iii) becomes the subject of any voluntary or involuntary bankruptcy proceeding under any domestic or foreign bankruptcy or insolvency law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property;

-	by Provider at any time without cause and without causing any breach or incurring any additional obligation, liability, or penalty, by providing at least six (6) months’ prior written notice to Client.

9.3 Effect of Termination. On the termination date of this Agreement, all rights, licenses and authorizations granted to Client hereunder will immediately terminate and Client will immediately cease all use of and other activities with respect to the Platform and Documentation.

9.4 Surviving Terms. The provisions set forth in the following sections, and any other right, obligation or provision under this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: 2Definitions. , 4Confidentiality. Section 8.1 and 8Miscellaneous..

10. Miscellaneous.

10.1 Further Assurances. On a Party’s reasonable request, the other Party shall, at the requesting Party’s sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, as may be necessary to give full effect to this Agreement.

10.2 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

10.3 Public Announcements. Neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably delayed or withheld.

10.4 Notices. Any notice, request, consent, claim, demand, waiver, or other communication under this Agreement have legal effect only if in writing and addressed to a Party to such other address or such other person that such addressee Party may designate from time to time.

Notices sent in accordance with this Section 10.4 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by facsimile or email, (in each case, with confirmation of transmission), if sent during the addressee’s normal business hours, and on the next Business Day, if sent after the addressee’s normal business hours; and (d) on the second day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

10.5 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

10.6 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

10.7 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.8 Assignment. Client shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Provider’s prior written consent, which consent shall not unreasonably be delayed or withheld. Any purported assignment, delegation, or transfer in violation of this Section Error! Not a valid bookmark self-reference. is void. This Agreement is binding on and inures to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Amendment and Modification; Waiver. No amendment to or modification or termination of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof is effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.11 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.12 Governing law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of Switzerland without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of this Agreement or the licenses granted hereunder will be instituted exclusively in the competent courts of Geneva, Switzerland, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

[SIGNATURE PAGE FOLLOWS]

The Parties hereto have executed this Agreement as of the date first above written.

SealCoin AG		WISeSat.Space Corp

By:	/s/ Carlos Moreira	By:	/s/ Carlos Moreira
Name:	Carlos Moreira	Name:	Carlos Moreira
Title:	CEO	Title:	CEO

By:	/s/ John O’Hara	By:	/s/ John O’Hara
Name:	John O’Hara	Name:	John O’Hara
Title:	CFO	Title:	CFO

EXHIBIT A: Third Party Products

The Platform uses the following technology and services provided by Hedera Hashgraph LLC:

-	Decentralized ledger technology (DLT)

-	Smart Contract Integration

-	Token Management

-	Consensus and Timestamping

-	Secure Communication

The Platform uses the following software and related intellectual property owned by WISeKey SA:

-	INes, a managed Public Key Infrastructure (PKI)-as-a-Service platform tailored for IoT (Internet of Things) devices and providing services to issue, manage, and use digital identities (certificates, keys).

-	WISeID, a digital identity and privacy platform offering users tools to establish, validate, and use a trusted digital identity for secure interactions.